Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact: Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652

                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group.
                                                      (206) 762-0993
 For Immediate Release


    Jack Henry & Associates Adds Three Million Shares To Stock Repurchase
                                Authorization

 Monett, MO, October 4, 2002 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions for financial institutions, today reported its Board of Directors increased its existing stock repurchase authorization by 3 million shares. In September 2001, the company's Board of Directors approved a buyback program authorizing repurchase of up to 3 million shares of common stock, and in the last year the company has repurchased approximately 2.8 million common shares for the treasury. If JKHY repurchases all 3.2 million shares remaining in the plan, there will be approximately 84.9 million basic shares outstanding.

 "This program signals the high-level of confidence that management and the Board of Directors have in the company's long-term prospects. In spite of the downturn in the market, we remain profitable and have no debt on our balance sheet," said Kevin D. Williams, CFO. "We believe repurchasing shares of our stock at current market prices is a great use of capital that will drive up earnings per share and provide a solid return."

 The company is financing its share repurchases with available cash reserves. All transactions are being executed in accordance with regulatory and exchange guidelines. The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 2,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors which could affect the Company's financial results are included in its Securities and Exchange Commission
 (SEC) filings on Form 10-K. Potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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